                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Ceridian Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                     PROXY STATEMENT FOR ANNUAL MEETING OF
                          STOCKHOLDERS ON MAY 22, 1998

Dear Stockholder:

    Ceridian Corporation's Annual Meeting of Stockholders will be held in the Harbor Court Hotel, 550 Light Street, Baltimore, Maryland 21202 on May 22, 1998 at 9:00 a.m. E.D.T. Whether or not you plan to attend, please complete and return your proxy card.

    This proxy statement includes information about the nominees for election to Ceridian's Board of Directors. It also includes information about a proposal recommended by the Board to amend Ceridian's Employee Stock Purchase Plan to add 1,000,000 shares to the number of shares of Ceridian's common stock that may be issued under the Plan.

    Enclosed with this proxy statement is the notice of annual meeting and proxy card. Please return the accompanying proxy card as promptly as possible to ensure that your vote is counted at the meeting.

                                          Sincerely,

                                                       [SIG]

                                          Lawrence Perlman
                                          CHAIRMAN, PRESIDENT AND
                                           CHIEF EXECUTIVE OFFICER

Corporate Headquarters and Mailing Address:
8100 34th Avenue South
Minneapolis, MN 55425
(612) 853-8100

                              CERIDIAN CORPORATION
                                PROXY STATEMENT
                                    CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
General Information.......................................................................................          1
Election of Directors (Item 1)............................................................................          1
  The Board of Directors..................................................................................          1
  Nominees for Director...................................................................................          2
  Committees of the Board of Directors....................................................................          4
  Directors' Compensation.................................................................................          5
  Corporate Governance....................................................................................          5
Approval of Amendment to Employee Stock Purchase Plan (Item 2)............................................          7
Compensation Committee Report on Executive Compensation...................................................          9
Stock Price Performance Graph.............................................................................         12
Executive Compensation....................................................................................         13
  Summary Compensation Table..............................................................................         13
  Stock Option Grants.....................................................................................         15
  Option Exercises and Option Values......................................................................         16
  Pension Plan............................................................................................         17
  Executive Employment Agreements and Severance Arrangements..............................................         18
  Change of Control Provisions............................................................................         19
Share Ownership Information...............................................................................         20
  Share Ownership of Directors and Management.............................................................         20
  Share Ownership of Certain Beneficial Owners............................................................         21
Independent Auditors......................................................................................         21
Other Matters.............................................................................................         21
  Stockholder Proposals...................................................................................         21
  Section 16(a) Beneficial Ownership Reporting Compliance.................................................         22
  Solicitation of Proxies.................................................................................         22

                              CERIDIAN CORPORATION

                             ---------------------

                       PROXY STATEMENT FOR ANNUAL MEETING
                    OF STOCKHOLDERS TO BE HELD MAY 22, 1998

                            ------------------------

                              GENERAL INFORMATION

    This proxy statement and the enclosed proxy card are being mailed to Ceridian Corporation stockholders beginning on or about March 30, 1998 in connection with the solicitation of proxies by Ceridian's Board of Directors (the "Board") for use at Ceridian's Annual Meeting of Stockholders to be held on May 22, 1998 (the "Annual Meeting"). Holders of Ceridian's common stock of record at the close of business on March 23, 1998 will be entitled to vote at the Annual Meeting. At the close of business on March 23, 1998, 72,551,293 shares of Ceridian common stock were outstanding and entitled to vote at the Annual Meeting. Each share of Ceridian common stock is entitled to one vote.

    When proxy cards are returned properly signed, the shares represented will be voted as directed. If no direction is given, the shares will be voted as recommended by the Board. The proxy card also gives discretionary authority to vote the shares on any other matter which may properly come before the meeting. A stockholder may revoke a proxy at any time before it is exercised by sending a letter to that effect to the Secretary of Ceridian, by submitting another proxy card with a later date, or by voting in person at the Annual Meeting.

    Under Ceridian's Bylaws, the vote required to decide each matter scheduled to come before the Annual Meeting is a majority of the shares of common stock represented in person or by proxy at the meeting and entitled to vote on the matter. Because shares that are held by a person who abstains from voting on a particular matter are treated as present and entitled to vote on that matter, abstaining from voting on a matter has the same effect as a vote against the matter. If, however, a broker indicates on a proxy that it does not have authority to vote certain shares on a particular matter, those shares will not be considered present and entitled to vote with respect to that matter. In other words, "broker non-votes" are not counted as a vote against a matter.

    It is Ceridian's policy that the individual votes of a stockholder are kept confidential prior to the final tabulation of the vote at a stockholders meeting if the stockholder requests confidential treatment on the proxy card or ballot. The only exceptions to this policy involve applicable legal requirements and proxy solicitations in opposition to the Board. Access to proxies and individual stockholder voting records is limited to the independent election inspectors (The Bank of New York), who may inform Ceridian at any time whether or not a particular stockholder has voted.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

THE BOARD OF DIRECTORS

    Ceridian's business is managed under the direction of the Board, which met ten times and took action by consent resolution on one occasion during 1997. Ceridian's Bylaws provide that the Board will determine the number of directors, which is currently set at ten but will be increased to eleven prior to the Annual Meeting. The Board has designated as nominees for director the ten directors presently serving on the Board and Mr. Ronald A. Matricaria. See "Nominees for Director" for profiles of the nominees. Nine of the current directors were previously elected by the stockholders, while Robert H. Ewald was first elected as a director by the Board on February 5, 1998. Although one of the current directors, Richard W. Vieser, has reached the retirement age specified by Ceridian policy for outside directors, the Board has voted to waive this requirement in Mr. Vieser's case at this time in the interest of ensuring continuity on the Board, since it is in the process of adding several new directors in anticipation of a number of retirements over the next two years.

    THE BOARD RECOMMENDS A VOTE FOR AND SOLICITS PROXIES IN FAVOR OF THE NOMINEES NAMED BELOW. Proxies cannot be voted for more than eleven people. If any nominee becomes unable or unavailable to serve, proxies will be voted for another nominee selected by the Board. Each person elected will hold office until the 1999 Annual Meeting of Stockholders and until his or her successor is duly elected and qualifies, or until earlier resignation or removal.

NOMINEES FOR DIRECTOR

    RUTH M. DAVIS Dr. Davis, 69, has been President and Chief Executive Officer of the Pymatuning Group, Inc., which specializes in technology management services, since 1981. She serves as Chairman of the Board for the Aerospace Corporation, Vice Chairman of Betac Corporation, and as a trustee of Consolidated Edison Company of New York. Dr. Davis is a director of Air Products and Chemicals, Inc.; Premark International, Inc.; Principal Financial Group Inc.; Sprint Corporation; Varian Associates, Inc. and BTG, Inc. Dr. Davis has been a director of Ceridian since 1984.

    ROBERT H. EWALD Mr. Ewald, 50, has been Executive Vice President and Chief Operating Officer of Silicon Graphics, Inc., a provider of workstations, servers and super computers, since October 1997. He was Executive Vice President, Computer Systems for Silicon Graphics from April 1997 to October 1997. From December 1994 to March 1997, Mr. Ewald served as President and Chief Operating Officer of Cray Research, Inc. prior to its merger with Silicon Graphics. He served as Chief Operating Officer, Super Computer Operations for Cray from January 1994 to December 1994, and as Executive Vice President and General Manager of Super Computer Operations for Cray from January 1993 to January 1994. Mr. Ewald is a director of Silicon Graphics, and was elected as a director of Ceridian on February 5, 1998.

    RICHARD G. LAREAU Mr. Lareau, 69, is a partner in the law firm of Oppenheimer Wolff & Donnelly LLP. He is a director of Nash-Finch Company, Merrill Corporation and Northern Technologies International Corporation, and is a trustee of the Mesabi Trust, a mineral royalty trust. Mr. Lareau has been a director of Ceridian since 1971.

    RONALD T. LEMAY. Mr. LeMay, 52, is President and Chief Operating Officer of Sprint Corporation, a global communications company. Mr. LeMay returned to this position in October 1997 after having served as Chairman, President and Chief Executive Officer of Waste Management, Inc., a provider of waste management services, from July 1997 to October 1997. Mr. LeMay was President and Chief Operating Officer of Sprint from February 1996 to July 1997; Vice Chairman of Sprint from March 1995 to February 1996; President of Sprint's Long Distance Division from 1989 until March 1995; and served in several operating and staff positions with Sprint from 1985 to 1989. Mr. LeMay is a director of Sprint, Imation Corporation and Yellow Corporation. He has been a director of Ceridian since January 1997.

    GEORGE R. LEWIS Mr. Lewis, 57, is President and Chief Executive Officer of Philip Morris Capital Corporation, a subsidiary of Philip Morris Companies, Inc., a consumer packaged goods company. Prior to assuming his current position in May 1997, Mr. Lewis served as Vice President and Treasurer of Philip Morris since 1984. Mr. Lewis is a director of Wachovia Corporation and Kemper National Insurance Companies. Mr. Lewis has been a director of Ceridian since 1994.

    CHARLES MARSHALL Mr. Marshall, 68, served as Vice Chairman of American Telephone and Telegraph Company, a telecommunications company, from 1985 until his retirement in April 1989. Mr. Marshall is a director of GATX Corporation, HARTMARX Corporation, Sonat Inc. and Sundstrand Corporation. Mr. Marshall has been a director of Ceridian since 1989.

    RONALD A. MATRICARIA Mr. Matricaria, 55, is Chairman and Chief Executive Officer of St. Jude Medical, Inc., a provider of medical devices for the cardiovascular market. Mr. Matricaria has been Chairman of St. Jude since January 1995, and its Chief Executive Officer since April 1993. Prior to joining St. Jude, Mr. Matricaria was employed by Eli Lilly and Company, Inc., a pharmaceutical company, for twenty-three years, with his last position having been Executive Vice President of Lilly's Pharmaceutical Division and President of its North American operations. Mr. Matricaria is a director of St. Jude and Centocor, Inc., and is standing for election as a director of Ceridian for the first time.

    LAWRENCE PERLMAN Mr. Perlman, 59, is Chairman, President and Chief Executive Officer of Ceridian. He was appointed Chairman in November 1992, and has been President and Chief Executive Officer since January 1990. He is a director of Seagate Technology, Inc.; The Valspar Corporation and Computer Network Technology Corporation. Mr. Perlman has been a director of Ceridian since 1985.

    CAROLE J. UHRICH Ms. Uhrich, 54, is Executive Vice President, Commercial Imaging of Polaroid Corporation ("Polaroid"), an imaging company. She has been employed by Polaroid since 1966, and has held her current position since March 1997. From February 1996 to March 1997, she was Executive Vice President, Global Products Supply for Polaroid. From 1992 until February 1996, she was Vice President, Manufacturing and Product Development for Polaroid, and prior to that time served in a series of manufacturing, corporate quality and market research positions. Ms. Uhrich is a director of Maytag Corporation, and has been a director of Ceridian since 1994.

    RICHARD W. VIESER Mr. Vieser, 70, retired in 1989 after having served as Chairman, President and Chief Executive Officer of Lear Siegler, Inc. since March 1987, and Chairman and Chief Executive Officer of FL Aerospace Corp. since September 1986 and of FL Industries, Inc. since June 1985. He is a director of Berg Electronics, Inc.; Dresser Industries, Inc.; Global Industrial Technologies, Inc.; Sybron International Corporation and Varian Associates, Inc. Mr. Vieser has been a director of Ceridian since 1988.

    PAUL S. WALSH Mr. Walsh, 42, has been Chief Executive Officer of The Pillsbury Company since January 1992. Pillsbury is a wholly-owned subsidiary of Diageo Plc, which was formed in December 1997 as a result of the merger of Pillsbury's former parent, Grand Metropolitan Plc, and Guinness Plc. Mr. Walsh is a member of Diageo's Executive Committee, and was an Executive Director of Grand Metropolitan from October 1995 to December 1997. Mr. Walsh is a director of Diageo, Federal Express Corporation and the Grocery Manufacturers of America, and has been a director of Ceridian since 1991.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board elects an Executive Committee, an Audit Committee, a Compensation and Human Resources Committee, a Nominating and Board Governance Committee and a Strategy Review Committee. The following are members of these committees as of March 1, 1998:

Executive Committee:
 Lawrence Perlman, Chair
 Richard G. Lareau
 Paul S. Walsh

Audit Committee:
 Richard W. Vieser, Chair
 Ruth M. Davis
 Richard G. Lareau
 George W. Lewis

Compensation and Human Resources
Committee:
 Paul S. Walsh, Chair
 Ronald T. LeMay
 Charles Marshall
 Carole J. Uhrich
Nominating and Board
Governance Committee:
 Richard G. Lareau, Chair
 Ronald T. LeMay
 George W. Lewis
 Charles Marshall
 Paul S. Walsh

Strategy Review Committee:
 Ruth M. Davis, Chair
 Lawrence Perlman
 Carole J. Uhrich
 Richard W. Vieser

    The Executive Committee acts on matters that arise between Board meetings and require immediate action. All actions by the Executive Committee are reported to and are ratified by the Board. The Executive Committee took action six times during 1997.

    The Audit Committee reviews and recommends to the Board the selection of Ceridian's independent auditors, consults with the independent auditors and reviews the scope and significant findings of the audits performed by them, reviews the adequacy and sufficiency of Ceridian's financial and accounting controls, practices and procedures, the activities and recommendations of its internal auditors, and its reporting policies and practices. The Audit Committee met three times during 1997.

    The Compensation and Human Resources Committee determines compensation policies, practices and structures for key employees of Ceridian, approves the compensation and benefits of executive officers, including the chief executive officer, reviews the process of managing executive succession, diversity and development, and assesses the adequacy of Ceridian's human resource policies and principles. This Committee met seven times during 1997.

    The Nominating and Board Governance Committee reviews the composition, organization and governance of the Board and its committees and recommends to the Board the adoption of relevant policies. It also recommends to the Board compensation for outside directors, evaluates the performance of the chief executive officer and considers all nominees, including those recommended by stockholders, for Board membership. This Committee met four times during 1997.

    The Strategy Review Committee assists the Board by reviewing and assessing the strategic plans of Ceridian's business units and Ceridian's performance in meeting key objectives in connection with acquisitions and other strategic transactions. It also makes recommendations to the Board on issues relating to corporate strategy and strategic planning. This Committee met three times during 1997.

    During 1997, each director attended at least 75 percent of the meetings of the Board and his or her committees.

DIRECTORS' COMPENSATION

    The following table summarizes the compensation during 1997 of Ceridian's outside directors. Directors who are employees are not separately compensated for service as a director.

                   DIRECTOR COMPENSATION FOR LAST FISCAL YEAR

                                                                                       SECURITY GRANTS
                                                                     ---------------------------------------------------
                                            CASH COMPENSATION                                             SHARES ISSUED
                                       ----------------------------                   SHARES ISSUED AS    AS RESTRICTED
                                       CASH PORTION OF                   SHARES          ONE-HALF OF     STOCK AWARD TO
                                       ANNUAL RETAINER    MEETING      UNDERLYING      ANNUAL RETAINER    NEW DIRECTOR
                NAME                       ($)(1)       FEES ($)(2)  OPTIONS (#)(3)        (#)(1)            (#)(4)
-------------------------------------  ---------------  -----------  ---------------  -----------------  ---------------
Ruth M. Davis........................    $    20,000     $  16,000          1,500               369                 0
Richard G. Lareau....................    $    20,000     $  17,000          1,500               369                 0
Ronald T. LeMay......................    $    27,500     $  12,000          1,500                 0             3,200
George R. Lewis......................    $    15,000     $  13,000          1,500               369                 0
Charles Marshall.....................    $    15,000     $  18,000          1,500               369                 0
Carol J. Uhrich......................    $    15,000     $  19,000          1,500               369                 0
Richard W. Vieser....................    $    20,000     $  14,000          1,500               369                 0
Paul S. Walsh........................    $    20,000     $  19,000          1,500               369                 0

------------------------

(1) Includes a supplemental annual retainer of $5,000 for the chairs of the Compensation and Human Resources, Audit, Nominating and Board Governance, and Strategy Review Committees. Beginning in 1997, one-half of the annual retainer is paid to each director in office at the beginning of the year in shares of common stock that are non-transferable while the director serves on the Board. The annual retainer was $30,000 in 1997 and was increased to $52,000 for 1998 in connection with the elimination of all meeting fees.

(2) Fees for attendance at Board and committee meetings were $1,000 per meeting during 1997. Meeting fees have been eliminated effective January 1, 1998.

(3) The exercise price per share of each option granted is 100% of the fair market value of the underlying common stock on the date the option is granted. An option becomes exercisable in full six months after its date of grant, and expires 10 years from its date of grant. For 1998, the annual option grant was increased to 2,000 shares.

(4) Each newly-elected director receives a one-time award of restricted stock. The number of restricted shares awarded during 1997 was determined by dividing an amount equal to four times (2.5 times for 1998) the then current annual retainer for an outside director by the average closing price of a share of common stock on the New York Stock Exchange ("NYSE") for the ten trading days prior to the effective date of the individual's election to the Board, rounded to the nearest 100 shares. Twenty percent of the restricted shares will vest on each anniversary of the date of grant, and the shares may not be transferred before they vest.

CORPORATE GOVERNANCE

    Ceridian's Board and management have sought to foster an approach toward corporate governance that will ensure an independent, informed and effective Board, responsible and accountable for acting in the best interests of stockholders. All directors stand for election every year, and all holders of common stock have equal voting rights. In recent years, the Board and members of senior management have met with representatives of Ceridian's institutional stockholders to hear first hand their views on Ceridian's direction. In 1995, the Board approved a statement of corporate governance policies which expressed in a consolidated fashion the corporate governance practices that had evolved within Ceridian over a period of several years. The statement of policies includes the following:

    1. A majority of the directors should be independent. For the past seven years, there has been only one management director on the Board.

    2. The committees of the Board are established based on the Board's assessment of what is necessary and desirable in light of Ceridian's circumstances at any particular time and the Board's desire to most effectively utilize directors' time, experience and expertise.

    3. The Governance Committee will review at least annually the size and composition of the Board to assess whether the personal experience and expertise of the individual directors, and the overall mix of experience, expertise, independence and diversity of backgrounds among all the directors will enable the Board to most effectively monitor Ceridian's performance and actively participate in developing long-term strategy and financial goals. This review will include director succession planning, in light of expected future needs of the Board and Ceridian and application of policies pertaining to tenure on the Board.

    4. All members of the Audit Committee, Compensation Committee and Governance Committee are non-management directors. The Governance Committee reviews Board committee structure and assignments at least annually and recommends any changes to the Board.

    5. The chairpersons of the respective Board Committees are expected to assume leadership roles within the Board pertaining to issues within the purview of the Committees which they chair.

    6. The Governance Committee conducts at least biannually an evaluation of the performance of the Board as a whole and of each individual director, based on evaluation forms completed by individual directors. The results of this evaluation and any recommendations for change are presented to the Board.

    7. Any non-management director who has completed or will as of the next annual meeting of stockholders have completed twelve years of service as a director shall submit a letter to the Governance Committee offering not to stand for re-election to the Board at any future meeting of stockholders. The Governance Committee shall have complete discretion as to whether and when such offer shall be accepted.

    8. Upon a change in the employment status of any non-management director, that director shall submit a letter to the Governance Committee offering not to stand for re-election to the Board at the next annual meeting of the Company's stockholders. The Governance Committee shall have complete discretion as to whether such offer shall be accepted.

    9. Any non-management director must retire from the Board no later than the next annual meeting of the Company's stockholders occurring after his or her 70th birthday. Any director who is also an officer of the Company shall retire from the Board immediately upon retirement or termination as an officer and employee of the Company.

    10. The non-management directors meet in executive session at least once per year, and include in such meeting an evaluation of the performance of the chief executive officer, based on evaluation and feedback forms previously completed by the non-management directors.

                            APPROVAL OF AMENDMENT TO
                          EMPLOYEE STOCK PURCHASE PLAN
                                    (ITEM 2)

INTRODUCTION

    On December 15, 1997, the Board approved an amendment to the Ceridian Corporation Employee Stock Purchase Plan (the "ESPP") to increase by 1,000,000 shares (from 500,000 to 1,500,000) the number of shares of Ceridian common stock that may be issued under the ESPP. The stockholders are being requested to approve this amendment to the ESPP at the Annual Meeting in accordance with the requirements of Section 423 of the Internal Revenue Code (the "Code"). The ESPP was originally approved by the Board on June 29, 1995, and by Ceridian's stockholders on May 8, 1996. The ESPP qualifies as an employee stock purchase plan within the meaning of Section 423 of the Code.

    As of December 31, 1997, 47,738 shares remained of the 500,000 shares of Ceridian common stock originally authorized for issuance under the ESPP. Because annual purchases under the ESPP are now in excess of 200,000 shares, continuation of the ESPP requires that additional shares be added to that plan. The Board believes that the ESPP has been successful in advancing the interests of Ceridian and its stockholders by encouraging employees of Ceridian and its designated subsidiaries to purchase Ceridian common stock through regular payroll deductions. THE BOARD THEREFORE RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE EMPLOYEE STOCK PURCHASE PLAN. The vote required to approve the amendment to the ESPP is a majority of the shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the matter.

SUMMARY OF THE EMPLOYEE STOCK PURCHASE PLAN

    The following summary describes the principal features of the ESPP after giving effect to the proposed amendment.

    ELIGIBILITY TO PARTICIPATE. Any employee of Ceridian or one of its designated subsidiaries is eligible to participate in the ESPP during any offering period if he or she was so employed on the last day of the calendar month preceding that offering period, and was not at that time on long-term disability or unpaid leave status. Eligible employees become participants in the ESPP by submitting to Ceridian an enrollment form by the last business day of the month preceding the applicable offering period. Because participation in ESPP is voluntary, and one's level of participation is a matter of personal choice, future purchases under the ESPP are not determinable.

    PURCHASES UNDER THE ESPP. Shares of Ceridian common stock will be purchased on behalf of ESPP participants approximately five business days after the end of each offering period, using payroll deductions that have accumulated during the preceding offering period. The offering periods are three months long and begin on March 16, June 16, September 16, and December 16 each year. The per share purchase price under the ESPP is 85% of the lesser of the closing price on the NYSE of a share of common stock on the first day or last day of the applicable offering period.

    RIGHTS TO PURCHASE SHARES. As of the first day of each offering period, each participant is granted the right to purchase as many whole and fractional shares of common stock as his or her payroll deductions during that offering period will purchase at the price described earlier, but not to exceed a number of shares equal to $6,250 divided by the fair market value of a share of common stock on the first day of the offering period. Subject to that limitation, the number of shares purchased at the end of an offering period is determined by dividing a participant's payroll deductions during that offering period by the purchase price. Participants may not transfer or otherwise dispose of their rights or the amount of their payroll deductions under the ESPP.

    PAYROLL DEDUCTIONS. Shares may be purchased under the ESPP only with payroll deductions; no separate cash payments may be utilized. Participants designate on their enrollment forms the amount of money they want deducted from each paycheck to purchase common stock under the ESPP. The minimum payroll deduction permitted is $25 per month, and the maximum permitted is $5,312.50 (85% of $6,250) per offering period. No interest is paid on payroll deductions between the time the money is withheld from a participant's paycheck and the time the money is used to purchase common stock. Payroll deduction amounts may be increased, decreased or suspended as of the beginning of the next offering period if a change form is submitted to Ceridian by the last business day of the month preceding the applicable offering period. Once begun, payroll deductions in the amount specified will continue during each succeeding offering period until the participant changes the amount, withdraws from the ESPP, or Ceridian terminates the ESPP.

    WITHDRAWING FROM THE ESPP. A participant may withdraw from the ESPP at any time by providing written notice to Ceridian, and will receive a refund of payroll deductions not already used to purchase common stock. A participant will be deemed to have withdrawn from the ESPP if he or she suspends all payroll deductions to the ESPP for four consecutive offering periods, or if, for any reason, his or her net pay each payday after deductions not related to the ESPP becomes less than the amount designated to be deducted each payday for contribution to the ESPP. Any participant who has withdrawn from the ESPP but remains eligible to participate in the ESPP may re-enroll in the ESPP in the manner described earlier.

    TERMINATION OF EMPLOYMENT. Termination of a participant's employment for any reason, including retirement or death, will immediately terminate participation in the ESPP. Payroll deductions credited to such participant's ESPP account that have not already been used to purchase common stock will be returned to the participant or his or her beneficiaries.

    SHARES AVAILABLE UNDER THE ESPP. Up to 1,500,000 shares of Ceridian common stock may be purchased under the ESPP, and these shares may be either authorized but unissued shares or treasury shares. If there is any change in the number of outstanding shares of common stock as the result of a stock split, consolidation of shares, stock dividend (including a spin-off) or similar transaction, the aggregate number of securities available for purchase under the ESPP, the number of shares each ESPP participant has the right to purchase during the current offering period and the purchase price of those shares will be appropriately adjusted. If Ceridian is the surviving corporation in a merger or other reorganization, similar equitable adjustments will be made. If Ceridian is not the surviving corporation in such a transaction, the ESPP will terminate unless provision is made in connection with that transaction for the ESPP to continue on substantially similar terms.

    ADMINISTRATION OF THE ESPP. The ESPP is administered by Ceridian's Compensation and Human Resources Committee, which has the authority to interpret the ESPP, to establish rules and make determinations regarding the ESPP, and to delegate this authority to directors or officers of Ceridian in accordance with applicable law.

    AMENDMENT AND TERMINATION OF THE ESPP. The Board may, in its discretion, amend or terminate the ESPP at any time, except that no amendment may (i) adversely affect previously granted rights to purchase common stock without the consent of the participant(s) affected; (ii) cause the ESPP to fail to meet the requirements of Section 423 of the Code; or (iii) be made without stockholder approval if required under Section 423 of the Code, the rules of the NYSE, or Rule 16b-3 under the Securities Exchange Act of 1934. If the ESPP is terminated, all payroll deductions not already used to purchase common stock will be refunded and all outstanding rights to purchase common stock will be canceled.

TAX INFORMATION REGARDING THE ESPP

    Because the ESPP is intended to comply with Section 423 of the Code, a participant will not realize any taxable income when he or she is granted the right at the beginning of an offering period to purchase shares, or when he or she purchases shares at the end of an offering period. The federal income tax consequences a participant must recognize when he or she disposes of shares purchased through the ESPP depend on how long the participant kept the shares before disposing of them.

    If a participant sells the shares two or more years after the first day of the applicable offering period, then at that time the participant will recognize as ordinary income the lesser of (i) the difference between the fair market value of the shares on the date of sale and the amount the participant paid for the shares, or (ii) 15% of the fair market value of the shares on the first day of the applicable offering period. If the shares are sold within this two year holding period, then the participant will recognize as ordinary income an amount equal to the difference between the fair market value of the shares on the last day of the applicable offering period and the amount the participant paid for the shares. In either case, in addition to the amount recognized as ordinary income, a participant may recognize a capital gain or loss in an amount equal to the difference between (a) the amount received from the sale of the shares and
(b) the sum of the amount paid for the shares and the amount recognized as ordinary income.

    Ceridian is not entitled to a deduction for amounts taxed to a participant as ordinary income or capital gain, except for ordinary income recognized by a participant as a result of selling shares within the two year holding period described above.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Ceridian's Compensation and Human Resources Committee (the "Committee") is comprised solely of outside directors and is responsible for establishing and administering the compensation program for Ceridian's executive officers. The compensation program is designed to be competitive with other well-managed companies with which Ceridian competes for executives, to reward superior performance with superior levels of compensation, and to more closely align the interests of senior management with the interests of Ceridian's stockholders.

    The three components of Ceridian's executive compensation program are base salary, annual incentive bonus and long-term incentive compensation. The target mix of total compensation is 20% to 40% base salary, with greater weight given to performance-based compensation (annual incentive bonus and long-term incentive compensation) at higher levels of responsibility within Ceridian. Performance goals for incentive compensation plans are determined by the Committee in conjunction with the Board's approval of Ceridian's strategic and operating plans.

    Information regarding competitive compensation levels and practices for positions comparable to Ceridian's executive officer positions is obtained by the Committee from nationwide compensation survey information collected and evaluated by independent consulting firms, and advice from an independent, nationally recognized compensation consulting firm. As a result, comparative compensation information is drawn from a broader range of companies than those included in the peer group index utilized in the performance graph on page 12, and not all of the companies included in the peer group index are included in the surveys utilized. Based on this information, the Committee generally targets base salary and total cash compensation (salary plus annual bonus) for each executive officer position to fall in a range between the 50th and 75th percentiles of the relevant compensation marketplace, although base salary and total cash compensation may fall outside this range if the Committee believes individual circumstances warrant.

    SALARY. The annual determination of an individual officer's salary with respect to the prescribed target range is based on a subjective assessment by the Committee of the responsibilities of the position, competitive practice and the performance, experience and current salary of the executive filling the position. The 1997 base salaries for executive officers were generally within the targeted range.

    ANNUAL INCENTIVE BONUS. The annual determination of an individual officer's target bonus, expressed as a percentage of base salary, is based on a subjective assessment by the Committee of the same factors considered with respect to determining salaries, and the Committee's philosophy regarding performance-based compensation. The 1997 target bonus percentages for executive officers were calculated to deliver total cash compensation generally within the targeted range.

    For 1997, target bonus percentages for executive officers ranged from 35% to 65% of base salary, with the maximum possible bonus one and one-half times the target amount and the threshold bonus one-half of the target amount. For a staff officer, generally 100% of the total potential annual bonus was dependent upon Ceridian achieving specified levels of earnings per share ("EPS") for 1997. For an executive officer assigned to an operating unit, 20% of the total potential bonus consisted of the same Ceridian EPS requirement, 50% consisted of a requirement that the operating unit achieve specified levels of pre-tax earnings, 20% consisted of a requirement that the operating unit achieve specified levels of revenue growth, and 10% was based on the Committee's subjective assessment of the executive officer's individual performance in the area of fostering work force diversity. Payment of the financial components of the annual bonus could be made at, above or below the target percentages depending on whether the financial performance of Ceridian (and, if applicable, the business unit to which the executive was assigned) met, exceeded or fell short of the applicable budgeted amounts, but no bonus would be payable if the applicable threshold amounts were not achieved. The Committee retains discretion to exclude the financial impact of unusual or extraordinary events from the calculation of the financial components of annual bonuses, and to adjust a bonus payment if warranted in individual circumstances.

    To determine the earnings component of 1997 annual bonuses, the Committee initially assessed the financial performance of Ceridian and its business units without regard to the gain from the sale of its defense electronics division, the recognition of the future tax benefits of Ceridian's net operating loss carryforwards, and the asset impairment and other unusual charges that were recorded during 1997. On this basis, the Ceridian EPS and Human Resource Services and Arbitron pretax earnings components were at or near maximum payout levels. The Committee next subjectively weighed the successful 1997 implementation of a long-term strategic goal, namely focusing Ceridian solely on information services through the sale of the defense electronics business, against the factors that gave rise to the 1997 charges, and consequently exercised its discretion to reduce payment of the Ceridian EPS and Human Resource Services earnings components to target level. After combining these results with the results of the revenue growth and non-financial components, payments under the annual incentive program ranged from target to near superior for the executive officers, resulting in bonus payments for executive officers ranging between 35% and 74.3% of base salary. For 1997 only, the employment agreements for Mr. Keil and another executive officer hired in 1997 guaranteed payment of a bonus at target bonus percentage. Mr. Turner also received a supplemental bonus of $50,000 in recognition of his efforts in connection with the sale of the defense electronics business.

    LONG-TERM INCENTIVE COMPENSATION. Long-term incentives for executive officers consist primarily of annual awards of stock options. The Committee generally targets these awards for each executive officer position to fall between the 50th and 75th percentiles of the relevant compensation marketplace. The annual determination of an individual officer's option award within the range prescribed for his or her position is based on a subjective assessment by the Committee of the responsibilities of the position and the performance and experience of, and past option awards made to, the individual. For 1997, annual option awards were generally within the targeted range. The repricing of stock options is prohibited under Ceridian's stock-based compensation plans.

    Annual stock option grants were supplemented in 1994 with awards of performance restricted stock (which is the only type of restricted stock award that may be made to existing employees), and in 1997 with awards of performance stock options. No shares of performance restricted stock could vest unless Ceridian's total return to stockholders over performance periods of two, three and four years beginning April 30, 1994 was at least in the 60th percentile of all companies in the S&P 500, and all shares could vest only if Ceridian's total return to stockholders was at least in the 90th percentile. Shares which do not vest by the end of the final performance period will be forfeited. Performance stock option awards generally can become exercisable in installments if Ceridian's stock price appreciates to specified levels over two, three and four year periods beginning July 31, 1997 (see "Stock Option Grants" on page 15). The determination of an officer's performance restricted stock award was primarily a function of the total compensation range targeted for his or her position and the expected value of the other elements of his or her compensation package, with 60th percentile total return performance generally expected to result in total compensation at or near the upper end of the targeted compensation range for the position. A performance stock option award for an officer typically involved 1.5 times the number of shares covered by his or her annual stock option award during 1997.

    CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Perlman's base salary during 1997 was $700,000, unchanged from the previous year and within the targeted range. Mr. Perlman's 1997 annual bonus was determined in the manner described above, and amounted to 65% of base salary. As specified in an amended employment agreement dated November 8, 1996, Mr. Perlman also received three stock option awards of 75,000 shares each during 1997, representing an accelerated grant of the annual stock option awards he would otherwise have expected to receive during the years 1997-1999. Mr. Perlman's salary, annual bonus target percentage and long-term incentive compensation are determined by the Committee in accordance with the practices described above. These determinations are based primarily on the Committee's subjective evaluation of Mr. Perlman's performance, Ceridian's performance, and its stock price performance. No specific weighting is assigned to the factors considered by the Committee.

    DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Section 162(m) of the Internal Revenue Code limits to $1 million the tax deduction for annual compensation paid to each of the executive officers named on page 13 unless certain requirements are met. One of these requirements is that compensation over $1 million be based on Ceridian's attainment of performance goals established in the manner prescribed by Section 162(m). While Ceridian has satisfied these requirements with respect to compensation in the form of stock options, other forms of compensation received by the five named executive officers are subject to this $1 million limit. The non-deductible amount of compensation paid in 1997 was not material. The Committee supports the philosophy that a significant portion of the total compensation provided to an executive should be performance-based, and has taken steps to qualify all long-term incentive compensation in the future as deductible under Section 162(m). At the same time, the Committee believes that it is important for it to retain the flexibility to tailor the salary and bonus components of the compensation program in the manner it believes most beneficial to Ceridian and its stockholders.

February 27, 1998

                                          Compensation and Human Resources
                                          Committee

                                          Paul S. Walsh, Chairman
                                          Ronald T. LeMay
                                          Charles Marshall
                                          Carole J. Uhrich

                         STOCK PRICE PERFORMANCE GRAPH

    The graph below compares the cumulative total return during the period 1993-1997 for Ceridian's common stock, the S&P 500 Index, and a peer group index of data services companies. In light of the 1997 sale of Ceridian's defense electronics division, the total returns of a peer group index of defense electronics companies is no longer relevant and is no longer presented. The peer group index of data services companies, weighted for market capitalization, consists of Automatic Data Processing, Inc.; Bisys Group, Inc.; Computer Sciences Corporation; Dun & Bradstreet Corporation; Electronic Data Systems Corporation; Equifax, Inc.; First Data Corporation; Fiserv, Inc.; Information Resources, Inc.; National Data Corporation; and Paychex, Inc.

    The graph assumes the investment of $100 in Ceridian's common stock, the S&P 500 Index and the peer group index on December 31, 1992, and the reinvestment of all dividends as and when distributed.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
         (CERIDIAN CORPORATION, THE S&P 500 INDEX AND PEER GROUP INDEX)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               CERIDIAN        DATA SERVICES     S&P 500
             CORPORATION        PEER GROUP        INDEX
1992                $100.00            $100.00    $100.00
1993                $124.59            $105.16    $110.08
1994                $176.23            $119.37    $111.53
1995                $270.49            $161.84    $153.45
1996                $265.57            $169.20    $188.68
1997                $300.41            $187.82    $251.63

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table summarizes the compensation for the past three years of Ceridian's five most highly compensated executive officers as of December 31, 1997, as well as the compensation during the same period of two additional individuals who were among Ceridian's five most highly compensated executive officers during 1997 but were no longer executive officers of Ceridian at December 31, 1997. These seven individuals are referred to as the "Named Executives."

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM COMPENSATION
                                                                            -------------------------------
                                                                                 AWARDS
                                                    ANNUAL COMPENSATION     ----------------     PAYOUTS
                                                  ------------------------     SECURITIES     -------------     ALL OTHER
         NAME AND PRINCIPAL                         SALARY        BONUS        UNDERLYING         LTIP         COMPENSATION
              POSITION                   YEAR       ($)(1)         ($)      OPTIONS/SARS(#)   PAYOUTS($)(2)       ($)(3)
-------------------------------------  ---------  -----------  -----------  ----------------  -------------  ----------------
Lawrence Perlman                            1997  $   744,984  $   455,000        225,000          --        $       3,375
 Chairman, President and                    1996      744,984      682,500        225,000     $   1,113,673          3,375
 Chief Executive Officer                    1995      649,992      633,750         80,000          --                3,375

Ronald L. Turner                            1997      389,500      274,297        130,000          --                3,375
 Executive Vice President,                  1996      340,000      252,630         30,000           742,465          3,375
 Operations                                 1995      300,000      222,900         25,000          --                3,375

Stephen B. Morris                           1997      314,992      214,141         83,000          --                3,375
 Executive Vice President and               1996      299,992      219,450         30,000           742,465          3,375
 President of the Arbitron Company          1995      260,040      189,249         25,000          --                3,375

John R. Eickhoff                            1997      334,984      170,500         90,000          --                3,375
 Executive Vice President and               1996      289,984      218,625         33,000           742,465          3,375
 Chief Financial Officer                    1995      240,000      263,000         30,000          --                3,375

Carl O. Keil                                1997      201,907      101,980        110,000          --                6,525
 Vice President and President of
 Ceridian Employer Services (4)

Ronald James                                1997      354,992      181,500         --               188,933        748,255(6)
 Former Executive Vice President and        1996      348,646      181,500         80,000          --                6,750
 President of Human Resource Services
 (5)

George L. McTavish                          1997      326,501       79,202         --              --            1,092,164(8)
 Former Executive Vice                      1996      373,144       27,851         30,000          --               --
 President and Chief Executive              1995      348,140      139,256         82,000          --               --
 Officer of Comdata Holdings
 Corporation (7)

------------------------

(1) The amounts reported for each individual as salary for 1997 and 1996 include cash payments received during the year equal in amount to the value of an annual expense allowance that had been made available to such individuals and other Ceridian executives in 1995 and earlier years.

(2) The amounts reported in this column represent the market value of shares of common stock which were granted in 1994 (1996 in the case of Mr. James) under a performance restricted stock program and which vested on April 30, 1996 (January 1, 1997 in the case of Mr. James), such value determined by utilizing the closing price of the common stock on the NYSE on the vesting date. At the end of 1997, the number and value (based on the closing price of Ceridian's common stock on the NYSE on December 31, 1997) of aggregate restricted stock holdings of the Named Executives was as follows:

                              NAME                                NO. OF SHARES    VALUE ($)
                       ------------------                         -------------  -------------
Mr. Perlman.....................................................       51,667    $   2,366,994
Mr. Turner......................................................       34,451        1,578,286
Mr. Morris......................................................       34,451        1,578,286
Mr. Eickhoff....................................................       34,451        1,578,286
Mr. Keil........................................................       --             --
Mr. James.......................................................       --             --
Mr. McTavish....................................................       --             --

    All restricted stock holdings shown in the preceding table reflect shares not yet vested resulting from performance restricted stock awards made in 1994, the vesting of which are subject to the satisfaction of performance conditions over a final performance period ending April 30, 1998. Holders of restricted stock are entitled to receive any dividends payable on the common stock, but such dividends are subject to forfeiture if the underlying shares of stock are forfeited.

(3) The amounts disclosed for each individual represent Ceridian's contributions to the accounts of the named individuals in Ceridian's 401(k) defined contribution plans and, in the case of Mr. James and Mr. McTavish, severance payments, as described in notes (6) and (8).

(4) Mr. Keil joined Ceridian on April 14, 1997 and was elected as an executive officer on October 23, 1997.

(5) Mr. James served as an executive officer of Ceridian from January 1, 1996 to September 4, 1997.

(6) Represents $741,730 in contractual severance payments made in connection with the termination of Mr. James' employment with Ceridian, and $6,525 in Ceridian contributions to Mr. James' account in Ceridian's 401(k) plan.

(7) Mr. McTavish was an executive officer of Ceridian from December 12, 1995, when Comdata was acquired by Ceridian, to November 14, 1997. Amounts shown for 1995 reflect compensation received from both Comdata and Ceridian.

(8) Represents $1,089,914 in severance payments made under a severance compensation agreement that was assumed by Ceridian in connection with its acquisition of Comdata, and $2,250 in Ceridian contributions to Mr. McTavish's account in Ceridian's 401(k) plan.

STOCK OPTION GRANTS

    The following table summarizes information regarding stock options granted during 1997 to the Named Executives.

                   OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                                                            INDIVIDUAL GRANTS(1)
                                        -------------------------------------------------------------
                                          NUMBER OF         % OF TOTAL
                                         SECURITIES        OPTIONS/SARS
                                         UNDERLYING         GRANTED TO        EXERCISE OR               GRANT DATE
                                        OPTIONS/SARS    EMPLOYEES IN FISCAL   BASE PRICE   EXPIRATION  PRESENT VALUE
                 NAME                    GRANTED (#)           YEAR            ($/SH)(2)      DATE        ($)(3)
--------------------------------------  -------------  ---------------------  -----------  ----------  -------------
Lawrence Perlman                            75,000               3.33%         $   37.00      1/30/07  $   1,078,553
                                            75,000(4)            3.33%             33.38      4/30/07      1,076,880
                                            75,000(4)            3.33%             43.75      7/31/07      1,380,428
Ronald L. Turner                            20,000               0.89%             42.38      6/20/07        329,356
                                            65,000(5)            2.89%             42.50      7/30/07      1,191,336
                                            45,000               2.00%             40.00     10/22/07        699,602
Stephen B. Morris                           50,000(5)            2.22%             42.50      7/30/07        916,412
                                            33,000               1.46%             40.00     10/22/07        513,041
John R. Eickhoff                            55,000(5)            2.44%             42.50      7/30/07      1,008,053
                                            35,000               1.55%             40.00     10/22/07        544,133
Carl O. Keil                                25,000               1.11%             30.75      4/14/07        298,787
                                            25,000(5)            1.11%             42.50      7/30/07        458,205
                                            40,000               1.78%             40.00     10/22/07        337,956
                                            20,000(5)            0.89%             40.00     10/22/07        621,866
Ronald James                                 --                 --                --           --           --
George L. McTavish                           --                 --                --           --           --

------------------------

(1) All options were granted under Ceridian's 1993 Long-Term Incentive Plan, which prohibits the repricing of any stock option and, under most circumstances, accelerating the exercisability of any stock option. Exercisability will, however, generally be accelerated if an optionee's employment is terminated due to death or disability or is terminated within two years of a change of control of Ceridian. Except as provided in notes
    (4) and (5) below, all options become exercisable in cumulative one-third installments beginning one year after the respective grant dates, and all options expire ten years after the respective grant dates.

(2) The per share exercise price of each option granted in 1997 is equal to the fair market value (closing price on the NYSE) of a share of Ceridian common stock on the date of grant.

(3) The grant date present values have been estimated using the Black-Scholes option pricing model using the following weighted-average assumptions: expected time of exercise of approximately six years, expected volatility of 32.7%, no dividends and a risk free interest rate of 5.3%. No adjustments have been made for the fact that options are not transferable and are subject to a risk of forfeiture.

(4) These options become exercisable in full on April 30, 2000.

(5) Each of these options becomes exercisable in full on July 30, 2006, and is subject to accelerated exercisability as provided in the following sentence. One-third of the shares subject to the option will become exercisable on July 31, 1999 if the average closing price of a share of Ceridian common stock on the NYSE for any 20 consecutive trading day period ending prior to that date is greater than $54.00, two-thirds of the shares in the aggregate will become exercisable on July 31, 2000 if such average closing price for any 20 consecutive trading day period ending prior to that date is greater than $62.00, and all of the shares will become exercisable on October 1, 2001 if such average closing price for any 20 consecutive trading day period ending prior to that date is greater than $72.00. If the final share price target is not satisfied, the option will nevertheless become exercisable as to three-fourths of the shares in the aggregate on October 1, 2001 if Ceridian's total return to stockholders for the period July 31, 1997 through September 30, 2001 is at least at the 75th percentile of all companies in the S&P 500. If employment is terminated due to death, disability or within two years of a change of control of Ceridian, the option will immediately become exercisable with respect to that portion of the shares that corresponds to the greatest stock price performance standard satisfied prior to such termination of employment.

OPTION EXERCISES AND OPTION VALUES

    The following table summarizes information regarding the exercise of stock options during 1997 by the Named Executives, as well as the December 31, 1997 value of unexercised stock options held by the Named Executives.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                                    OPTIONS/SARS AT        IN-THE-MONEY OPTIONS/SARS AT
                                                                  FISCAL YEAR END (#)         FISCAL YEAR END ($)(1)
                               SHARES ACQUIRED      VALUE      --------------------------  -----------------------------
            NAME               ON EXERCISE (#)  REALIZED ($)   EXERCISABLE  UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
-----------------------------  ---------------  -------------  -----------  -------------  --------------  -------------
Lawrence Perlman.............        108,616    $   3,180,759     478,421        504,999   $   12,839,581  $   2,512,781
Ronald L. Turner.............        --              --           115,001        174,999        2,756,080        818,145
Stephen B. Morris............        --              --            95,001        127,999        2,128,830        630,057
John R. Eickhoff.............        --              --           163,595        140,333        4,503,666        674,721
Carl O. Keil.................        --              --            --            110,000         --              808,125
Ronald James (2).............        --              --            26,667         53,333           94,868        189,732
George L. McTavish (3).......         37,017          912,042      90,049         28,333        1,837,246         58,087

------------------------

(1) Represents the difference between the market value of Ceridian's common stock on December 31, 1997 ($45.8125) and the exercise price of in-the-money options.

(2) An additional 16,667 shares became exercisable on January 2, 1998, and the balance of the unexercisable shares were forfeited in connection with Mr. James' termination of employment. Exercisable shares remain exercisable until April 2, 1998.

(3) Exercisability with respect to 60,190 shares had been accelerated in connection with Mr. McTavish's termination of employment in accordance with a change of control termination agreement between Mr. McTavish and Comdata, which was assumed by Ceridian in connection with its acquisition of Comdata. These shares will remain exercisable until November 14, 1998. Under the terms of Ceridian's 1993 Long-Term Incentive Plan applicable to retirements, the balance of the shares will become exercisable and remain exercisable during the term of the applicable option as provided in the corresponding award agreements.

PENSION PLAN

    Ceridian maintains a voluntary, tax qualified, defined benefit retirement plan for U.S. employees (the "Retirement Plan") which is funded by employee salary reduction contributions and employer contributions. The Retirement Plan was closed to new participants effective January 2, 1995. The amount of the annual benefit under the Retirement Plan is based upon an employee's average annual compensation during the employee's highest consecutive five-year earnings period with Ceridian while participating in the Retirement Plan. Because the Internal Revenue Code limits the annual benefit that may be paid from tax-qualified plans such as the Retirement Plan, Ceridian has established a Benefit Equalization Plan to provide retirees with supplemental benefits so that they will receive, in the aggregate, the benefits they would have been entitled to receive under the Retirement Plan had these limits not been in effect. Ceridian has established and funded a Benefits Protection Trust out of which benefits under the Benefit Equalization Plan for persons who terminate employment with Ceridian after December 1, 1994 are to be paid. Assets in this trust remain subject to the claims of Ceridian's general creditors.

    The following table shows estimated annual benefits payable under the Retirement Plan and the Benefit Equalization Plan to an employee who retires in 1998 at age 65:

                               PENSION PLAN TABLE

                                      YEARS OF SERVICE
               ---------------------------------------------------------------
REMUNERATION       15           20           25           30           35
-------------  -----------  -----------  -----------  -----------  -----------
     300,000   $    69,665  $    92,887  $   116,109  $   139,331  $   157,331
     400,000        93,665      124,887      156,109      187,331      211,331
     500,000       117,665      156,887      196,109      235,331      265,331
     600,000       141,665      188,887      236,109      283,331      319,331
     800,000       189,665      252,887      316,109      379,331      427,331
   1,000,000       237,665      316,887      396,109      475,331      535,331
   1,200,000       285,665      380,887      476,109      571,331      643,331
   1,400,000       333,665      444,887      556,109      667,331      751,331

    Annual compensation for purposes of the Retirement Plan and the Benefit Equalization Plan consists of salary and any annual bonus paid during the year, less the amount contributed by the employee to the Retirement Plan that year. Compensation for 1997 covered by this Plan for the Named Executives is as follows: Mr. Perlman, $1,329,239; Mr. Turner, $594,735; Mr. Morris, $496,221;
and Mr. Eickhoff, $527,374. Mr. Keil is not, and Mr. James and Mr. McTavish were not, eligible to participate in the Retirement Plan. For purposes of the Retirement Plan and the Benefit Equalization Plan, an annual bonus is considered part of annual compensation in the year in which it is paid, rather than the year in which it was earned (the latter formulation being the basis on which amounts are reported in the Summary Compensation Table).

    As of March 1, 1998, years of credited service for the Named Executives were as follows: Mr. Perlman, 17.76 years; Mr. Turner, 5.18 years; Mr. Morris, 3.17 years; and Mr. Eickhoff, 34.42 years.

    Benefit amounts in the Pension Plan Table are computed assuming payments are made on the normal life annuity basis and not under any of the various survivor options. Benefits listed in the table are not subject to deduction for Social Security or other offset amounts.

EXECUTIVE EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS

    Ceridian has employment agreements with Messrs. Perlman, Turner, Morris, Eickhoff and Keil. These agreements generally provide that the executives are required to devote full time to Ceridian in their specified positions, and contain provisions regarding protection of confidential information, rights in any intellectual property created by the executive, restrictions on competition, and change of control compensation (as described below under the caption "Change of Control Provisions").

    The agreement with Mr. Perlman, the term of which extends to April 30, 2000, provides for an annual base salary of $700,000 for 1997 and $750,000 thereafter, an annual bonus targeted at 65% of base salary and a $200,000 post-retirement benefits allowance. The agreement specifies the long-term incentive awards to be provided during the term of the agreement, which consist of a 75,000 share annual stock option grant and a 150,000 share performance stock option grant made in November 1996, and three 75,000 share stock option grants made during 1997 (see "Stock Option Grants" on page 15) that represent an accelerated grant of the annual stock option awards he would otherwise have expected to receive during the years 1997-1999. The performance stock option grant will become exercisable in full on April 30, 2000 if on that date Mr. Perlman's successor as chief executive officer of Ceridian has been designated by the Board, and the average closing price of a share of Ceridian common stock on the NYSE for a 20 trading day period prior to April 30, 2000 is greater than or equal to $70.00. If Ceridian terminates the agreement without cause, Mr. Perlman would be entitled to receive (1) a lump sum payment equal to two years' base salary (three years if a release of claims is signed), (2) a proportionate share of the bonus he would otherwise have received if he had remained employed with Ceridian for the full year in which termination occurred, (3) a supplemental retirement benefit calculated by including an additional three years' base salary in the determination of final average pay and by including a number of additional years of service credit equal to the number of years of base salary received in the previously described lump sum payment, and (4) accelerated exercisability of stock options granted prior to the date of the employment agreement. If Mr. Perlman retires early to permit his designated successor to assume the position of chief executive officer, he is to receive his base salary and target bonus through the end of the year in which he retires, the post-retirement benefits allowance, accelerated exercisability of options granted in 1997 and possible proportionate accelerated exercisability of the performance stock option. The agreement also specifies amounts to be paid to Mr. Perlman or his beneficiaries if the agreement is terminated due to death or disability (generally a proportionate share of the bonus payable at "target performance" for the year in which termination occurred and, in the event of disabiltiy, five months base salary or, in the event of death, one year's base salary and bonus at target performance).

    The term of the agreements with Messrs. Turner, Morris, Eickhoff and Keil is the later of June 30, 1999 or two years after a change of control of Ceridian occurring before that date. If Ceridian terminates an agreement without cause, the executive is entitled to receive a lump sum payment equal to one year's base salary (two years if a release of claims is signed) and a proportionate share of the bonus the executive would otherwise have received if he had remained employed with Ceridian for the full year in which termination occurred. The agreement for Mr. Eickhoff also provides that in the event of such a termination, he would receive a supplemental retirement benefit calculated by including an additional year's base salary in the determination of final average pay. The agreements also contain provisions comparable to those in Mr. Perlman's agreement with regard to payments to be made if termination occurs due to death or disability.

    In connection with the acquisition of Comdata, Ceridian assumed and amended a severance compensation agreement between Comdata and Mr. McTavish. Upon Mr. McTavish's termination of employment in November 1997 and in accordance with that agreement, he received a lump sum severance payment (see "Summary Compensation Table" on page 13), two years of life, health and disability insurance coverage and accelerated exercisability of stock options granted prior to Ceridian's acquisition of Comdata (see "Option Exercises and Option Values" on page 16). Upon

Mr. James' termination of employment in January 1998, he received a lump sum severance payment in accordance with his executive employment agreement (see "Summary Compensation Table" on page 13).

CHANGE OF CONTROL PROVISIONS

    The exercisability of stock options or the vesting of other awards under Ceridian's stock-based compensation plans and the payment of benefits under the executive employment agreements described above accelerates upon a "change of control termination." For these purposes, a "change of control" is defined as
(1) a merger or consolidation involving Ceridian if less than 50 percent of Ceridian's voting stock after the business combination is held by persons who were stockholders before the business combination; (2) a sale of the assets of Ceridian substantially as an entirety; (3) ownership by a person or group acting in concert of at least 25% of Ceridian's voting securities; (4) approval by the stockholders of a plan for the liquidation of Ceridian; and (5) certain changes in the composition of Ceridian's Board. The term "change of control termination" refers to either of the following if it occurs within two years of a "change of control" of Ceridian: (i) termination of a participant's employment by Ceridian for any reason other than continuing failure to satisfactorily fulfill employment duties or conduct that constitutes fraud, theft, embezzlement or an intentional violation of law involving moral turpitude; or (ii) the executive terminates employment with Ceridian for "good reason." A change of control termination does not include termination of employment due to death or disability. The term "good reason" is generally defined as an adverse change in an executive's responsibilities, authority, compensation, benefits or working conditions, or a material breach of an employment agreement by Ceridian.

    The executive employment agreements described above also provide that following a change of control termination, an executive is entitled to receive a lump sum payment that is one dollar less than three times the executive's "base amount," which is the average annual compensation received by the executive from Ceridian during the five taxable years preceding the change of control, and to receive from Ceridian until age 65 the same health and welfare benefits the executive received immediately prior to the change of control. The agreements for Mr. Perlman and Mr. Eickhoff provide that the amount of this lump sum payment is to be included in the determination of final average pay for purposes of computing supplemental retirement benefits. This lump sum payment would be in lieu of any other severance payment specified in the executive employment agreements. The stock-based compensation plans and executive employment agreements also provide that compensation that may be received by an executive as a result of a change of control of Ceridian must be less than the amount that would be considered a "parachute payment" under Section 280G of the Code if and only if imposition of this limitation would result in greater net after-tax proceeds to an executive.

                          SHARE OWNERSHIP INFORMATION

SHARE OWNERSHIP OF DIRECTORS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of Ceridian's common stock as of February 28, 1998 by each director or nominee for director, by each of the five most highly compensated executive officers, and by all executive officers, directors and nominees for director as a group.

                                                                                                  OF SHARES
                                                   SHARES OF COMMON                          BENEFICIALLY OWNED,
                                                  STOCK BENEFICIALLY   PERCENT OF COMMON      SHARES THAT MAY BE
NAME OF INDIVIDUAL OR IDENTITY OF GROUP               OWNED (1)           STOCK OWNED     ACQUIRED WITHIN 60 DAYS(2)
-----------------------------------------------  --------------------  -----------------  --------------------------
Directors
  Ruth M. Davis................................            8,810                (3)                     6,000
  Robert H. Ewald..............................            2,900                (3)                         0
  Richard G. Lareau............................            8,437(4)             (3)                     4,000
  Ronald T. LeMay..............................            5,268                (3)                     1,500
  George R. Lewis..............................            8,323                (3)                     4,000
  Charles Marshall.............................           12,922                (3)                     6,000
  Ronald A. Matricaria.........................           --                  --                      --
  Lawrence Perlman.............................          609,611               0.84%                  556,754
  Carole J. Uhrich.............................            8,323                (3)                     4,000
  Richard W. Vieser............................           18,022                (3)                     6,000
  Paul S. Walsh................................           11,974                (3)                     6,000

Named Executive Officers
  Ronald L. Turner.............................          179,904               0.25%                  131,667
  Stephen B. Morris............................          153,892               0.21%                  111,667
  John R. Eickhoff.............................          232,253               0.32%                  181,928
  Carl O. Keil.................................           11,065                (3)                     8,334
All executive officers, directors and nominees
 as a group....................................        1,321,990(4)            1.80%                1,064,184

------------------------

(1) Unless otherwise noted, all of the shares shown are held by individuals possessing sole voting and investment power with respect to such shares.

(2) All shares shown in this column may be acquired within 60 days through the exercise of stock options granted by Ceridian. These shares are treated as outstanding only when determining the amount and percent owned by the applicable individual or group.

(3) Number of shares represents less than 0.1% of outstanding common stock.

(4) Does not include 500 shares of common stock owned by Mr. Lareau's wife as to which Mr. Lareau may be deemed to share voting and investment power, but as to which shares he disclaims any beneficial interest.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information regarding the beneficial ownership of Ceridian's common stock by each stockholder who is known by Ceridian to own beneficially more than 5% of its outstanding common stock.

                                            AMOUNT AND NATURE OF   PERCENT OF
   NAME AND ADDRESS OF BENEFICIAL OWNER     BENEFICIAL OWNERSHIP   CLASS (1)
------------------------------------------  --------------------  ------------
FMR Corp.                                        11,762,406(2)         16.25%
Edward C. Johnson 3d
Abigail P. Johnson
 82 Devonshire Street
 Boston, MA 02109

AXA-UAP                                           8,890,284(3)         12.28%
 23 Avenue Matignon
 75008 Paris, France

------------------------

(1) Percentage calculated based on the number of shares of Ceridian's common stock issued and outstanding as of February 28, 1998.

(2) Beneficial ownership as of December 31, 1997 as reported in a Schedule 13G dated February 14, 1998. These securities are beneficially owned by the named parties as a result of their direct and indirect ownership of Fidelity Management & Research Company and Fidelity Management Trust Company, which act as investment adviser to certain investment companies and as investment manager of certain institutional accounts, respectively. Represents sole power to dispose or direct the disposition of 11,762,406 shares and sole power to vote or direct the vote of 251,549 shares.

(3) Beneficial ownership as of December 31, 1997 as reported in a Schedule 13G dated February 10, 1998. These securities are held by subsidiaries of AXA-UAP, principally The Equitable Companies Incorporated and its subsidiary Alliance Capital Management L.P., which holds them on behalf of client discretionary investment advisory accounts. Represents sole power to vote or direct the vote of 1,489,389 shares, sole power to dispose or direct the disposition of 8,888,683 shares, shared power to vote or direct the vote of 7,257,301 shares, and shared power to dispose or direct the disposition of 1,601 shares.

                              INDEPENDENT AUDITORS

    The Board has selected KPMG Peat Marwick LLP, Ceridian's present auditors, to audit Ceridian's accounts for the year ending December 31, 1998.

    The Board has requested that representatives of KPMG Peat Marwick LLP attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to stockholder questions.

                                 OTHER MATTERS

STOCKHOLDER PROPOSALS

    Any stockholder proposal to be included in the proxy materials for the 1999 Annual Meeting of Stockholders must be received by Ceridian on or before November 30, 1998.

    Ceridian's Bylaws require advance written notice to Ceridian of stockholder-proposed business or of a stockholder's intention to make a nomination for director at an annual meeting of stockholders. They also limit the business which may be conducted at any special meeting of stockholders to business brought by the Board. Specifically, the Bylaws provide that business may be brought before an annual meeting by a stockholder only if the stockholder provides written notice to the Secretary of Ceridian not less than 50 or more than 75 days prior to the meeting, unless notice of the date of the meeting is given to stockholders or is publicly announced less than 65 days prior to the meeting. In that case, a stockholder's notice of proposed business must be provided no later than 15 days following the date notice of the annual meeting was mailed or the public announcement of the date was made, whichever is earlier. A stockholder's notice must set forth (i) a description of the proposed business and the reasons for it, (ii) the name and address of the stockholder making the proposal, (iii) the class and number of shares of Ceridian stock owned by the stockholder and (iv) a description of any material interest of the stockholder in the proposed business.

    The Bylaws also provide that a stockholder may nominate a director at an annual meeting only after providing advance written notice to the Secretary of Ceridian within the time limits described above. The stockholder's notice must set forth all information about each nominee that would be required under Securities and Exchange Commission ("SEC") rules in a proxy statement soliciting proxies for the election of such nominee, as well as the nominee's business and residence address. The notice must also set forth the name and record address of the stockholder making the nomination and the class and number of shares of Ceridian stock owned by that stockholder.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires Ceridian's directors, executive officers and persons who beneficially own more than 10% of Ceridian's common stock to file with the SEC reports of ownership regarding the common stock and other Ceridian equity securities. These persons are required by SEC regulation to furnish Ceridian with copies of all Section 16(a) reports they file. To Ceridian's knowledge, based on a review of the copies of such reports received during the period January 1, 1997 to February 14, 1998, all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with except that there was an inadvertent failure to include the November 1996 receipt of two stock option awards covering 75,000 and 150,000 shares, respectively, in Lawrence Perlman's year-end 1996 Form 5 report filed in February 1997. This report was subsequently amended to include information regarding the two stock option awards.

SOLICITATION OF PROXIES

    The cost of soliciting proxies will be borne by Ceridian, which has retained Georgeson & Company, New York, New York, to aid in solicitation of proxies. The fees and expenses of Georgeson & Company are estimated at $15,000.

    Officers and employees of Ceridian may solicit proxies by further mailings, by telephone and telegraph, and by personal conversations. No special compensation will be paid to such persons for these tasks. Ceridian may reimburse brokerage firms and others for their expenses in forwarding solicitation material to the beneficial owners of the stock entitled to be voted at the Annual Meeting.

    COPIES OF CERIDIAN'S ANNUAL REPORT ON FORM 10-K (AN ANNUAL FILING WITH THE
SEC) FOR THE YEAR ENDED DECEMBER 31, 1997 MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO CERIDIAN CORPORATION, STOCKHOLDER SERVICES DEPARTMENT, 8100 34TH AVENUE SOUTH, MINNEAPOLIS, MINNESOTA 55425.

                                          By Order of the Board of Directors

                                          John A. Haveman
                                          VICE PRESIDENT AND SECRETARY

Minneapolis, Minnesota
March 30, 1998

                                  CERIDIAN CORPORATION
                                 8100 34TH AVENUE SOUTH
                               MINNEAPOLIS, MINNESOTA  55425
                                     (612) 853-8100

                         NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD MAY 22, 1998

 The Annual Meeting of Stockholders of Ceridian Corporation, a Delaware corporation ("Ceridian"), will be held in the Harbor Court Hotel, 550 Light Street, Baltimore, Maryland 21202 on Friday, May 22, 1998 at 9:00 a.m., Eastern Daylight Savings Time, for the following purposes:

   (1)   To elect directors for the following year; and

   (2) To approve an amendment to Ceridian's Employee Stock Purchase Plan to add 1,000,000 shares to the number of shares of Ceridian's common stock that may be issued under the Plan.

 Stockholders of record of Ceridian's common stock at the close of business on March 23, 1998 will be entitled to vote at the meeting and any adjournments. No admission ticket will be necessary.

 TO BE SURE THAT YOUR VOTE IS COUNTED, WE URGE YOU TO COMPLETE AND SIGN THE PROXY CARD BELOW, DETACH IT FROM THIS NOTICE AND RETURN IT IN THE POSTAGE PAID ENVELOPE ENCLOSED IN THIS PACKAGE AS SOON AS POSSIBLE. The prompt return of your signed proxy card will assist Ceridian in reducing the expense of additional proxy solicitation.

 A list of stockholders entitled to vote at the meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours from May 8, 1998 through May 22, 1998, at the offices of Venable, Baetjer & Howard, 1800 Mercantile Bank & Trust Building, 2 Hopkins Plaza, Baltimore, Maryland 21201.

                                 By Order of the Board of Directors


March 30, 1998                   John A. Haveman
                                 VICE PRESIDENT AND SECRETARY

                           DETACH PROXY CARD HERE
--------------------------------------------------------------------------------

1.  Election of Directors: [ ]  FOR all nominees  [ ]  WITHHOLD AUTHORITY to               [ ] FOR, EXCEPT YOU MAY WITHHOLD
                           listed below           vote for all nominees listed below       AUTHORITY TO VOTE FOR ANY NOMINEE
                                                                                           BY CROSSING OUT HIS OR HER NAME


Nominees:   Ruth M. Davis, Robert H. Ewald, Richard G. Lareau, Ronald T. LeMay,
            George R. Lewis, Charles Marshall, Ronald A. Matricaria, Lawrence
            Perlman, Carole J. Uhrich, Richard W. Vieser, Paul S. Walsh


2.  Proposal to approve amendment to Employee Stock Purchase Plan.  [ ] FOR         [ ]  AGAINST    [ ]  ABSTAIN

Address Change and/or   [ ]     If you wish to have your vote on all matters
Comments Mark Here              kept confidential in accordance with Ceridian
                                Corporation policy, check here. [ ]

                                Please sign exactly as name is printed to the left. Joint owners, co-executors or co-trustees should both sign. Persons signing as attorney, executor, administrator, trustee or guardian should give their full title as such.

                                Dated:                          , 1998
                                      -------------------------

                                      ------------------------------





(PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.) VOTES MUST BE INDICATED [X] IN BLACK OR BLUE INK.

CERIDIAN CORPORATION                                                 PROXY CARD


    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CERIDIAN
       CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 22, 1998.

 The undersigned appoints Lawrence Perlman and John A. Haveman, and either of them, the proxies of the undersigned, with full power of substitution in each, to vote at the Annual Meeting of Stockholders to be held on May 22, 1998 and at any adjournment or postponement thereof all of the undersigned's shares of Ceridian Corporation common stock held of record on March 23, 1998 in the manner indicated on the reverse side hereof, and with the discretionary authority to vote as to any other matters that may properly come before such meeting.

 YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE.

 This proxy, when properly signed, will be voted in the manner directed. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.


 (Continued, and to be signed and dated, on the reverse side.)